Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces First Quarter Results

HOUSTON, May 6, 2015 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended March 31, 2015.

Financial highlights from first quarter 2015 include:

•	Increased average daily production 87% to 277 MMcfe/d for the first quarter 2015 compared to 148 MMcfe/d for the first quarter 2014

•	Increased Adjusted EBITDA(1) 34% to $86.8 million for the first quarter 2015 compared to $64.8 million for the first quarter 2014

•	Reported Adjusted Net Income(1) of $16.5 million for the first quarter 2015 compared to $17.8 million for the first quarter 2014

Other significant highlights include:

•	Completed 4 gross horizontal wells year-to-date in the Terryville Field including:

o	The one well Drewett pad which reported a twenty-day initial production (“IP”) rate of 28.4 MMcfe/d (latest data available)

o	The two-well Davison pad which achieved a combined thirty-day IP rate of 45.0 MMcfe/d

•	Added 10,487 net acres year-to-date in and around the Terryville Field through MRD’s leasing program

o	As of May 1, 2015, MRD owns 82,637 gross (71,644 net) acres in the Terryville Field

•

Completed the previously announced asset swap with MEMP which included the sale of MRD’s East Texas and other non-core assets, while receiving increased working interests in Terryville Field and $78 million in cash

•	Completed the $50 million share repurchase program announced in December 2014 and received approval for an additional $50 million share repurchase program in April 2015

•	MRD’s $725 million borrowing base reaffirmed

•	Divested the Rockies assets for $13.5 million on April 17, 2015

o	Completed MRD’s transition into a pure-play Terryville E&P company

“We are very encouraged by MRD’s recent well results, which came online at or above management’s expectations. In addition, we continued MRD’s successful track record of expanding our acreage position in and around the Terryville Field,” said John Weinzierl, Chief Executive Officer of MRD. “In 2015, we will continue to focus on the delineation, development and expansion of our tremendous resource base located in North Louisiana.”

First Quarter 2015 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”)(2).

In accordance with GAAP, all of MRD Segment’s prior operating and financial results have been adjusted to exclude the effect of MRD’s East Texas assets, which were divested to MEMP effective on January 1, 2015.

Net production increased 87% year-over-year to 277 MMcfe/d for the first quarter 2015 compared to 148 MMcfe/d for the first quarter 2014. First quarter 2015 net production consisted of 224 MMcf/d of natural gas (81%), 5.6 MBbls/d of natural gas liquids (“NGLs”) (12%) and 3.1 MBbls/d of crude oil (7%).

Total revenues for the first quarter 2015 were $87.0 million compared to $87.7 million for the first quarter 2014. Revenues were relatively flat due to lower commodity prices despite the increased production and do not include the impact of realized hedges.

Average realized prices for the quarter ending March 31, 2015 and 2014, before the effect of commodity derivatives, are presented below:

	Q1’15	Q1’14	Percent Change
Natural gas (per Mcf)	$3.08	$5.08	(39)%
NGL (per Bbl)	$22.78	$43.78	(48)%
Oil (per Bbl)	$47.38	$95.21	(50)%

Total (per Mcfe)	$3.49	$6.60	(47)%

Average realized prices for the quarter ending March 31, 2015 and 2014, after the effect of commodity derivatives, are presented below:

	Q1’15	Q1’14	Percent Change
Natural gas (per Mcf)	$3.88	$4.64	(16)%
NGL (per Bbl)	$38.38	$42.49	(10)%
Oil (per Bbl)	$78.11	$92.81	(16)%

Total (per Mcfe)	$4.81	$6.21	(23)%

Lease operating expense (“LOE”) for the first quarter 2015 was $5.2 million, or $0.21 per Mcfe, compared to $3.2 million, or $0.24 per Mcfe, for the first quarter 2014.

Gathering, processing and transportation expense for the first quarter 2015 was $14.8 million, or $0.59 per Mcfe, compared to $8.6 million, or $0.64 per Mcfe in the first quarter 2014. Previously, MRD’s realized pricing varied from NYMEX due to revenue deductions for the net costs of gathering, transporting and processing and regional basis differentials. Beginning in the first quarter 2015, MRD will report gathering, processing and transportation charges as a separate expense line item.

Production and ad valorem taxes were $2.8 million for the first quarter 2015, or $0.11 per Mcfe, compared to $2.6 million, or $0.19 per Mcfe, for the first quarter 2014. First quarter 2015 production and ad valorem taxes decreased on a per unit basis compared to first quarter 2014 due to a higher percentage of production receiving tax exemptions.

General and administrative (“G&A”) expense for the first quarter 2015 was $13.0 million, or $0.52 per Mcfe, compared to $7.0 million, or $0.53 per Mcfe, for the first quarter 2014. During the first quarter 2015, G&A expense included $1.5 million, or $0.06 per Mcfe, of stock-based compensation expense and $1.3 million, or $0.05 per Mcfe, of transaction related costs.

Net interest expense during the first quarter 2015 was $9.8 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the first quarter 2014 of $18.0 million, including amortization of deferred financing fees of approximately $1.1 million. The decrease in net interest expense is primarily related to lower debt cost associated with MRD’s revolving credit facility and senior notes.

MRD reported Adjusted Net Income(1) for the first quarter 2015 of $16.5 million compared to $17.8 million for the first quarter 2014.

Capital expenditures, including leasehold, totaled $93.4 million in the first quarter 2015. During the quarter, MRD directed approximately 100% of its capital program to the Terryville Field.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for additional information.

Operational Update

During the first quarter 2015, MRD brought online a total of 3 horizontal gross wells, consisting of the Louisiana Methodist Orphanage (“LMO”) and two Davison wells. In addition, MRD completed the one well Drewett pad in April 2015, which is included in the table below.

Well	Zone	Lateral Length (Feet)	30-Day IP Rate (MMcfe/d)	30-Day IP Rate Per Thousand Foot of Lateral
Davison 16 9HC-2	Upper Red	6,116	26.6	4.3
Davison 16 9HC-1	Upper Red	5,931	18.4	3.1
LUMCFS 2 11HC-1 (LMO)(1)	Upper Red	6,150	4.4	0.7
Drewett 17 8HC-1(2)	Upper Red	7,458	28.4	3.8

Average(3)		6,414	19.5	3.0

(1)	LMO production updated for actual revisions from accrual estimates regarding shrink and yield assumptions
(2)	Represents 20-day IP rate (latest data available)
(3)	Includes the Drewett well completed in Q2’15 and its 20-day IP rate

In March 2015, MRD initiated sales from the two-well Davison pad. These two wells had an average lateral length of 6,024 feet and were spaced approximately 770 feet apart, consistent with MRD’s development plans for the Terryville Field. The wells delivered individual thirty-day IP rates of 26.6 MMcfe/d and 18.4 MMcfe/d, respectively. These wells were brought online on March 25, 2015 and had minimal contribution to MRD’s first quarter results.

In April 2015, MRD brought online the Drewett well with a 7,458 foot lateral targeting the Upper Red interval. Initial flowback gas and condensate rates are very encouraging. As of May 4, 2015, the well had achieved a twenty-day IP rate of 28.4 MMcfe/d (latest data available).

MRD is very pleased with the initial results of the Davison and Drewett pads, which are both located in the northwestern part of MRD’s acreage. These wells represent some of the most liquids-rich wells drilled to date in the Terryville Field. MRD expects to complete an additional 10 wells in this portion of the field under its current 2015 drilling plan.

Terryville Field Acquisitions and Lease Additions

MRD continues to increase its ownership in and around the Terryville Field through acquisitions and an active leasing program. Year-to-date, MRD has added 10,487 net acres in the Terryville Field. As of May 1, 2015, MRD had 82,637 gross (71,644 net) acres in Terryville Field, which represents a 39% increase in net acres since its initial public offering.

	At IPO		As of May 1, 2015
	Gross	Net	Gross	Net
Terryville Field	60,041	51,522	82,637	71,644
Other Louisiana	70,705	45,211	27,772	25,300

Total Acres	130,746	96,733	110,409	96,944

Note: Table gives effect to the asset swap with MEMP and Rockies divestiture completed in 2015

Divestment of Rockies Properties

On April 17, 2015, MRD completed the divestiture of its Rockies assets to a third party for approximately $13.5 million. The transaction had an effective date of February 1, 2015.

Estimated total proved reserves contained within the divested properties at December 31, 2014 were 6.2 Bcfe (78% proved developed / 95% natural gas) and first quarter 2015 average net production from those properties was approximately 2.6 MMcfe/d. Subsequent to the closing of the divestiture, 100% of MRD’s proved reserves are located in the Terryville Field and North Louisiana.

Cash proceeds from the sale were used to repay indebtedness outstanding under MRD’s revolving credit facility, and the closing of the divestiture did not have any impact to the $725 million borrowing base.

Financial Update

Total debt outstanding as of March 31, 2015 was $744.0 million, including $144.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of March 31, 2015, MRD’s liquidity of $584.4 million consisted of $3.4 million of cash and cash equivalents and $581.0 million of availability under its revolving credit facility. In April 2015, MRD’s bank group re-affirmed the borrowing base under MRD’s revolving credit facility at $725.0 million. As of May 1, 2015 and giving effect to the Rockies divestment, MRD had $125 million of debt outstanding under its revolving credit facility and total liquidity of $603 million consisting of $3.0 million of cash and cash equivalents and $600 million of availability under its revolving credit facility. The next re-determination of the borrowing base utilizing mid-year 2015 reserves is scheduled to occur in October 2015.

In December 2014, MRD’s Board of Directors authorized the repurchase of up to $50.0 million of MRD’s outstanding common stock, which was completed in March 2015 with the repurchase of an aggregate 2,888,684 shares of common stock. MRD retired all of the shares of common stock repurchased and those shares of common stock are no longer issued or outstanding. As of March 31, 2015, MRD had 190,776,618 shares of common stock outstanding, compared to 193,435,414 shares outstanding at December 31, 2014. In April 2015, MRD’s Board of Directors authorized the repurchase of up to an additional $50.0 million of MRD’s common stock. As of May 1, 2015, no additional repurchases have been made and the repurchase program does not obligate MRD to repurchase any specific dollar amount or number of common shares and may be discontinued at any time.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the first quarter of 2015 was 21.8 Bcfe, or 88% of first quarter production of 24.9 Bcfe, which settled at an average hedge price of $4.95 per Mcfe. As of May 6, 2015, MRD has hedged approximately 76% of its expected remaining 2015 production on an equivalent basis (using the mid-point of MRD’s guidance range). As of March 31, 2015, the mark-to-market value of MRD’s hedge book was approximately $330 million.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of May 6, 2015.

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu)	63,870,000	93,240,000	75,240,000	89,400,000
Total weighted-average price(1)	$3.96	$3.95	$4.02	$3.94
Percent of expected production hedged(2)	88%

Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl)	696,000	426,000	336,000	379,500
Total weighted-average price(1)	$89.09	$88.64	$84.70	$84.50
Percent of expected production hedged(2)	73%

Natural Gas Liquids Derivative Contracts:
Total natural gas liquids volumes hedged (Bbl)	1,395,000	2,227,895	–	–
Total weighted-average price(1)	$41.58	$34.06	–	–
Percent of expected production hedged(2)	37%

Total Derivative Contracts:
Total Hedged Production (MMBtue)	76,416,000	109,163,371	77,256,000	91,677,000
Total weighted-average price(1)	$4.88	$4.41	$4.28	$4.19
Percent of expected production hedged(2)	76%

Note: 2015 hedge volumes represent the period April – December 2015

(1)	Utilizing the mid-point for collars

(2)	Using the mid-point of MRD’s 2015 guidance ranges

For more detailed information about MRD’s hedging program as of May 6, 2015, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Upcoming Conferences

Members of MRD’s management team intend to participate in the following upcoming investment conferences:

•	June 1-2, 2015 – RBC Energy Conference (New York, NY)

•	June 9, 2015 – Raymond James Boston Spring Investors Conference (Boston, MA)

Presentation materials for all conferences mentioned above will be available on MRD’s website at www.memorialrd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before May 15, 2015.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 32514293. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 32514293.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data – MRD Segment

	For the Three Months Ended March 31,
	2015	2014
Production volumes:
Oil Sales (MBbls)	283	222
NGL Sales (MBbls)	503	443
Natural Gas Sales (MMcf)	20,194	9,302

Total (MMcfe)	24,910	13,290
Total (MMcfe/d)	277	148

Average unit costs per Mcfe:
Lease operating expense	$0.21	$0.24
Gathering, processing and transportation	$0.59	$0.64
Production and ad valorem taxes	$0.11	$0.19
General and administrative	$0.52	$0.53
Cash settlements received / (paid) on commodity derivatives	$1.31	$(0.39)

Memorial Resource Development Corp.

Statements of Operations – MRD Segment

	For the Three Months Ended March 31,
(Amounts in $000s)	2015	2014

Revenues:
Oil & natural gas sales	$87,023	$87,733
Other income	–	3

Total revenues	87,023	87,736

Costs and Expenses:
Lease operating	5,222	3,235
Gathering, processing & transportation	14,763	8,557
Exploration	726	140
Production and ad valorem taxes	2,775	2,573
Depreciation, depletion and amortization	40,532	25,129
General and administrative	12,976	6,999
Incentive unit compensation expense	10,224	1,023
Accretion of asset retirement obligations	123	130
(Gain) loss on commodity derivatives instruments	(108,190)	12,716
(Gain) loss on sale of properties	–	(110)

Total costs and expenses	(20,849)	60,392

Operating Income (loss)	107,872	27,344

Other Income (Expense):
Interest expense, net	(9,756)	(17,974)
Equity income (loss)	(138)	(2,986)
Other income	(49)	31

Total Other Income (Expense)	(9,943)	(20,929)

Income before income taxes	97,929	6,415

Income tax benefit (expense)	(47,558)	(25)

Net income attributable to MRD Segment	$50,371	$6,390

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA – MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; transaction related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended March 31,
(Amounts in $000s)	2015	2014

MRD Segment net income (loss)	$50,371	$6,390

Add (Deduct):

Interest expense, net	9,756	17,974
Income tax expense	47,558	25
Depreciation, depletion and amortization	40,532	25,129
Accretion of asset retirement obligations	123	130
(Gains) losses on commodity derivatives	(108,190)	12,716
Cash settlements received (paid) on commodity derivatives	32,749	(5,221)
Transaction related costs	1,281	568
Stock-based compensation (LTIPs)	1,486	–
Incentive-based unit compensation expenses	10,224	1,023
(Gain) loss on sale of properties	–	(110)
Exploration costs	726	140
Equity (income) loss in MEMP	138	2,986
Cash distributions from MEMP	76	3,002

MRD Segment Adjusted EBITDA:	$86,830	$64,752

Memorial Resource Development Corp.

Calculation of Adjusted Net Income – MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended March 31,
(Amounts in $000s)	2015	2014

MRD Segment net income (loss)	$50,371	$6,390

Add (Deduct):
(Gains) losses on commodity derivatives	(108,190)	12,716
Cash settlements (paid) received on commodity derivatives	32,749	(5,221)
(Gain) loss on sale of properties	–	(110)
Stock-based compensation (LTIPs)	1,486	–
Incentive-based compensation expenses	10,224	1,023
Equity (income) loss in MEMP	138	2,986

MRD segment adjusted net income (loss) before tax effect	(13,222)	17,784
Tax effect related to adjustments	29,730	–

MRD Segment Adjusted Net Income	$16,508	$17,784

Memorial Resource Development Corp.

Commodity Hedge Positions – MRD Segment

At March 31, 2015, the MRD Segment had the following open commodity positions:

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	3,600,000	2,570,000	1,770,000	4,600,000
Weighted-average fixed price	$4.15	$4.09	$4.24	$4.06

Collar contracts:
Average Monthly Volume (MMBtu)	130,000	1,100,000	1,050,000	—
Weighted-average floor price	$4.00	$4.00	$4.00	$—
Weighted-average ceiling price	$4.64	$4.71	$5.06	$—

Purchased put option contracts:
Average Monthly Volume (MMBtu)	3,366,667	4,100,000	3,450,000	2,850,000
Weighted-average fixed price	$3.75	$3.75	$3.75	$3.75
Weighted-average deferred premium paid	$(0.33)	$(0.36)	$(0.35)	$(0.35)

Written call option contracts (1):
Average Monthly Volume (MMBtu)	2,625,000	—	—	—
Weighted-average sold strike price	$3.75	$—	$—	$—
Weighted-average deferred premium received	$0.08	$—	$—	$—

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	3,480,000	1,120,000	200,000	—
Spread – Henry Hub	$(0.10)	$(0.10)	$(0.08)	$—

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	45,000	8,500	28,000	31,625
Weighted-average fixed price	$91.67	$84.80	$84.70	$84.50

Collar contracts:
Average Monthly Volume (Bbls)	2,000	27,000	—	—
Weighted-average floor price	$85.00	$80.00	$—	$—
Weighted-average ceiling price	$101.35	$99.70	$—	$—

Purchased put option contracts:
Average Monthly Volume (Bbls)	30,333	—	—	—
Weighted-average fixed price	$85.00	$—	$—	$—
Weighted-average deferred premium paid	$(3.80)	$—	$—	$—

Written call option contracts (1):
Average Monthly Volume (Bbls)	22,750	—	—	—
Weighted-average sold strike price	$85.00	$—	$—	$—
Weighted-average deferred premium received	$0.48	$—	$—	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	155,000	185,658	—	—
Weighted-average fixed price	$41.58	$34.06	$—	$—

(1)	These transactions were entered into for the purpose of creating a ceiling on our put options, which effectively converted the applicable puts into swaps

Memorial Resource Development Corp.

Statements of Operations – MRD Corp. Consolidated

Included below is MRD’s consolidated and combined statement of operations disaggregated by reportable segment for the period indicated (in thousands):

	For the Three Months Ended March 31, 2015
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$87,023	$91,949	$—	$178,972
Other revenues	—	869	—	869

Total revenues	87,023	92,818	—	179,841

Costs and expenses:
Lease operating	5,222	40,478	—	45,700
Gathering, processing, and transportation	14,763	8,220	—	22,983
Pipeline operating	—	446	—	446
Exploration	726	90	—	816
Production and ad valorem taxes	2,775	6,655	—	9,430
Depreciation, depletion, and amortization	40,532	51,266	—	91,798
Impairment of proved oil and natural gas properties	—	251,347	—	251,347
Incentive unit compensation expense	10,224	—	—	10,224
General and administrative	12,976	14,511	—	27,487
Accretion of asset retirement obligations	123	1,634	—	1,757
(Gain) loss on commodity derivative instruments	(108,190)	(145,459)	—	(253,649)

Total costs and expenses	(20,849)	229,188	—	208,339

Operating income (loss)	107,872	(136,370)	—	(28,498)
Other income (expense):
Interest expense, net	(9,756)	(28,818)	—	(38,574)
Earnings from equity investments	(138)	—	138	—
Other, net	(49)	160	—	111

Total other income (expense)	(9,943)	(28,658)	138	(38,463)

Income (loss) before income taxes	97,929	(165,028)	138	(66,961)
Income tax benefit (expense)	(47,558)	2,370	—	(45,188)

Net income (loss)	$50,371	$(162,658)	$138	$(112,149)

	For the Three Months Ended March 31, 2014
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$87,733	$115,977	$—	$203,710
Other revenues	3	908	—	911

Total revenues	87,736	116,885	—	204,621

Costs and expenses:
Lease operating	3,235	30,120	—	33,355
Gathering, processing, and transportation	8,557	5,563		14,120
Pipeline operating	—	489	—	489
Exploration	140	6	—	146
Production and ad valorem taxes	2,573	6,011	—	8,584
Depreciation, depletion, and amortization	25,129	32,550	—	57,679
Incentive unit compensation expense	1,023	—	—	1,023
General and administrative	6,999	10,740	—	17,739
Accretion of asset retirement obligations	130	1,391	—	1,521
(Gain) loss on commodity derivative instruments	12,716	46,766	—	59,482
(Gain) loss on sale of properties	(110)	—	—	(110)
Other, net	—	(12)	—	(12)

Total costs and expenses	60,392	133,624	—	194,016

Operating income (loss)	27,344	(16,739)	—	10,605
Other income (expense):
Interest expense, net	(17,974)	(16,078)	—	(34,052)
Earnings from equity investments	(2,986)	—	2,986	—
Other, net	31	—	—	31

Total other income (expense)	(20,929)	(16,078)	2,986	(34,021)

Income (loss) before income taxes	6,415	(32,817)	2,986	(23,416)
Income tax benefit (expense)	(25)	(75)	—	(100)

Net income (loss)	$6,390	$(32,892)	$2,986	$(23,516)

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com